Exhibit 10.1

Commercial Manufacturing Agreement
(the “Agreement”)

by and between

Lonza Sales Ltd. Münchensteinerstrasse 38 CH4002 Basel Switzerland

- hereinafter “Lonza”-

and

Pharmacyclics, Inc. 995 E. Argues Avenue Sunnyvale, CA 94085 U.S.A.	- hereinafter “Pharmacyclics” -

Effective as of February 5, 2013 (the “Effective Date”)

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Recitals

WHEREAS, Pharmacyclics wishes to engage Lonza for the manufacture of human pharmaceutical oncology agent identified as [**] in bulk form (the “Product”);

WHEREAS, Lonza and its Affiliates have the expertise and know-how in the manufacture of such Product; and

WHEREAS, Lonza and its Affiliates desire to perform such manufacturing for Pharmacyclics on the terms and subject to the conditions set out herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the Parties intending to be legally bound, agree as follows:

1   Certain Definitions

“Affiliate”
means any company, partnership or other entity which directly or indirectly Controls, is Controlled by or is under common Control with the relevant Party.  “Control” means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the relevant Party.

“Agreement”	means this agreement incorporating all Appendices, as amended from time to time by written agreement of the Parties.
“Applicable Law”
means all relevant U.S., Chinese, Swiss and European Union federal, state and local laws, statutes, rules, and regulations which are applicable to a Party’s activities hereunder, including, without limitation, the applicable regulations and guidelines of any governmental authority in such jurisdictions and all applicable cGMP together with amendments thereto.

“Background Intellectual Property”
means any Intellectual Property either (i) owned or controlled by a Party prior to the Effective Date or (ii) developed or acquired by a Party independently from the performance of the Manufacturing hereunder during the Term of this Agreement.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Batch”	means the quantity of Product derived from a single run of the Process.
“Capital Equipment”
means those certain pieces of equipment described in a Project Plan used to produce the Product that are purchased by Pharmacyclics or for which Pharmacyclics reimburses Lonza, including, without limitation, the related documentation regarding the design, validation, operation, calibration and maintenance of such equipment.

“Certificate of Analysis”	means a document prepared by Lonza listing tests performed by Lonza or approved External Laboratories on the Specifications and test results.
“Certificate of Compliance”
means a document prepared by Lonza: (i) listing the manufacturing date, unique Batch number, and concentration of Product in such Batch and (ii) certifying that such Batch was manufactured in accordance with the Master Batch Record and cGMP, if applicable.

“cGMP”
means those laws and regulations applicable in the U.S., Europe or Japan relating to the manufacture of medicinal products for human use, including, without limitation, current good manufacturing practices as specified in the ICH guidelines, including without limitation, ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC. For the avoidance of doubt, Lonza’s operational quality standards are defined in internal cGMP policy documents.

“cGMP Batches”	means any Batches which are required under the Project Plan to be manufactured in accordance with cGMP.
“Confidential Information”
means all confidential or proprietary information disclosed by a Party relating to the subject matter of this Agreement, including but not limited to information with respect to such Party’s Pharmacyclics, competitors, suppliers, manufacturers, sales and marketing plans, market share, pricing and other commercial terms, strategies or data, raw material uses, patent or other intellectual property rights or licenses, personnel, consultants, process know-how or other trade secrets, scheduling, product specifications, formulations, equipment, or tooling, and any samples provided hereunder, as well as information derived therefrom. Confidential Information shall also include the Confidential Information of each Party’s Affiliates, disclosure of which shall be governed by the terms of this Agreement.  Pharmacyclics Information shall be considered Confidential Information of Pharmacyclics.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“External Laboratories”	means any Third Party instructed by Lonza, with Pharmacyclics’s prior consent, which is to conduct activities required in connection with the Manufacturing.
“EMA”	means the European Medicines Agency, or any successor agency or governmental authority for the regulation of pharmaceuticals in the European Union.
“Engineering Batches”	means a Batch that is intended to demonstrate the establishment of the Process to the Facility.
“Facility”	means Lonza’s manufacturing facilities in [**] such other facilities operated by Lonza which may be designated in writing by Lonza, and agreed to in writing by Pharmacyclics, from time to time.
“FDA”	means the United States Food and Drug Administration, or any successor agency or governmental authority for the regulation of pharmaceuticals in the U.S.
“First Approval Date”	means the date on which the first approval for commercial sales for finished Product manufactured from Product from the Facility is obtained from the FDA, EMA or PMDA.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Intellectual Property”
means (i) inventions (whether or not patentable), patents, trade secrets, copyrights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how) and any other intellectual property rights, in each case whether registered or unregistered, (ii) all applications (or rights to apply) for, and renewals or extensions of, any of the rights described in the foregoing clause (i) and (iii) and all rights and applications that are similar or equivalent to the rights and application described in the foregoing clauses (i) and (ii), which exist now, or which come to exist in the future, in any part of the world.

“Key Raw Materials”	means [**] to be supplied by Lonza for use in the Manufacturing, specifications for which are attached hereto at Appendix D.
“Manufacture” or “Manufacturing”
shall mean manufacture of the Product in accordance with the Process, together with related activities, and including such activities as may be described in the Drug Master File (or equivalent thereof) prepared in accordance with Applicable Law.

“Party” or “Parties”	means in the singular, Lonza or Pharmacyclics or in the plural, both of Lonza and Pharmacyclics.
“Pharmacyclics”	shall mean Pharmacyclics, inc. as set forth in the title on the first page of the Agreement.
“Pharmacyclics GmbH”	shall mean Pharmacyclics Switzerland GmbH, a Swiss corporation having a primary place of business at Bachstrasse 56, 8200 Schaffhausen, Switzerland.
“Pharmacyclics GmbH Agreement”	shall mean that certain Commercial Manufacturing Agreement entered into on even date herewith by and between Pharmacyclics GmbH and Lonza.
“Pharmacyclics Information”
means all technical and other information not known to Lonza or in the public domain relating to the Process and the Product which is supplied by Pharmacyclics to Lonza under this Agreement, including any materials supplied by Pharmacyclics to Lonza in accordance with the Project Plan.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Pharmacyclics Materials”	means any raw materials, components of Product or other materials of any nature delivered to the Facility and paid for by Pharmacyclics, including without limitation the [**] Materials.
“PMDA”	means the Pharmaceuticals and Medical Devices Agency, or any successor agency or governmental authority for the regulation of pharmaceuticals in Japan.
“Process”	means the production process for the manufacture of Product, as such process may be changed from time to time and agreed by the Parties in writing in accordance with this Agreement.
“Project Plan”
means the plan(s) describing the Manufacturing to be performed by Lonza under this Agreement, including any amendment to a Project Plan agreed in writing in accordance with this Agreement from time to time.  The initial Project Plan is attached hereto as Appendix A.

“Quality Agreement	means the quality agreement, attached as Appendix B, setting out the responsibilities of the Parties in relation to quality as required for compliance with cGMP.
“Raw Materials”	means all raw materials required to perform the Process or Manufacturing as set out in the Project Plan or to provide Manufacturing under this Agreement.
“Regulatory Authority”	means the FDA, EMA, PMDA and any other similar regulatory authorities as may be agreed upon in writing by the Parties.
“Specifications”	means the specifications of the Product as specified in Appendix C, which may be amended from time to time in accordance with this Agreement.
“2nd Supplier”
means a Third Party source of manufacturing and supply of the Product which (i) is qualified to manufacture active pharmaceutical ingredients for commercial use in the territory in which such Product is proposed to be sold (ii) has completed Janssen Biotech Inc.’s (or its affiliate’s) and Pharmacyclics’s quality due diligence audits.

“Third Party”	means any individual or entity other than the Parties and their respective Affiliates.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2   Performance of Manufacturing

2.1
Performance of Manufacturing.  Subject to Clause 2.3, Lonza and its Affiliates shall diligently carry out the Manufacturing and shall use commercially reasonable efforts to perform the Manufacturing without any material defect and according to the estimated timelines as set forth in the production schedule.  Lonza shall retain appropriately qualified and trained personnel with the requisite knowledge and experience to perform the Manufacturing in accordance with this Agreement.  Lonza may subcontract or delegate any of its rights or obligations under this Agreement to perform the Manufacturing, provided that Lonza obtains the prior written consent from Pharmacyclics for such subcontract or delegation, and further provided that any External Laboratories shall be subject to the same obligations and other provisions contained in this Agreement or any applicable production schedule.

2.2
Technology Transfer.  For clarification, the technology transfer of the Process for the manufacture of Product as of the date hereof has been completed as of the Effective Date, If there are Process improvements to be implemented, a Project Plan shall be prepared and the Parties expressly agree that they shall work together to develop the Process improvements, incorporate them into the Process, and establish the same at the Facility, including the implementation of any technology transfer plan set forth in Project Plan, as may be amended by the Parties from time to time. Pharmacyclics shall fully support any such technology transfer, at Pharmacyclics’s own cost, as reasonably requested by Lonza.

2.3
Engineering Batches.  If an improved process is to be developed, Lonza shall manufacture Engineering Batches in accordance with the Project Plan.  It is understood and acknowledged that Engineering Batches may not meet cGMP or the Specifications.  Pharmacyclics shall have the right to make whatever further use of the Engineering Batches as it shall determine, provided that Pharmacyclics pays for such Batches and such use does not violate Applicable Law.  Lonza makes no warranty that Engineering Batches will meet cGMP or the Specifications.  If Lonza determines that an Engineering Batch does meet cGMP and the Specifications, it will release such Engineering Batch as a cGMP Batch.  Regardless of whether any Engineering Batch meets cGMP or the Specifications, Pharmacyclics shall pay to Lonza all fees associated with such Engineering Batch.

2.4
cGMP Batches.  Lonza will, in accordance with the terms of this Agreement and the Quality Agreement, Manufacture at the Facility and Release to Pharmacyclics, cGMP Batches that comply with the Process, cGMP and the Specifications, together with a Certificate of Analysis and other documents as defined in the Quality Agreement.

2.5
Process Validation Batches.  In accordance with a Project Plan, Lonza shall manufacture and deliver that number of process validation Batches as mutually agreed by Parties sufficient to document the operability and reproducibility of the Process and permit the Parties to complete and file the necessary regulatory documents.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.5.1
Prior to commencement of process validation Batches, Lonza and Pharmacyclics shall agree upon a process validation plan, in the form of an associated Project Plan, identifying the validation requirements of the Process and the associated costs for the execution of those activities that Pharmacyclics requires Lonza to perform.  Fees associated with any process validation activities shall be provided in an associated Project Plan to be mutually agreed upon by the Parties prior to commencement thereof.

2.5.2
Any regulatory support activities (including pre-approval inspection) required and agreed to by Pharmacyclics to support the approval of the Product from the Facility shall be performed and supported by Lonza as reasonably required and requested by Pharmacyclics.

2.6
Supply of Pharmacyclics Information and Pharmacyclics Materials, including Raw Materials.  Promptly following the signature of this Agreement, Pharmacyclics shall supply to Lonza all Pharmacyclics Information, Pharmacyclics Materials and such other information or materials that may be reasonably required by Lonza for the purpose of performing the Manufacturing, including, to the extent agreed by the Parties, any Raw Materials designated to be supplied by Pharmacyclics.  Lonza shall not be responsible for any delays arising out of Pharmacyclics’s failure to timely provide such Pharmacyclics information, Pharmacyclics Materials, or Raw Materials to be provided by Pharmacyclics in the mutually agreed amount and specification, or other information or materials to Lonza.  If Raw Materials sufficient for a scheduled Manufacturing campaign which meet the inbound quality standards and testing required by the Quality Agreement are delivered at least [**] days before the initiation of such campaign, Pharmacyclics may reschedule the campaign in accordance with Section 6.4.  In the event the Raw Materials are not so delivered and there is any further delay in the arrival of Raw Materials, Lonza will within [**] inform Pharmacyclics as to whether schedule changes are needed, what the new schedule is and what, if any, additional cost must be incurred and passed through to Pharmacyclics due to the delay.  Lonza and Pharmacyclics agree to use commercially reasonable efforts to mitigate any delay in providing Pharmacyclics Materials and any resultant Manufacturing delay.  For the avoidance of doubt, Lonza may reschedule Manufacturing impacted by such a delay in its sole discretion and shall not be responsible to Pharmacyclics for delayed Product delivery dates resulting from such a delay.

2.7
Raw Materials.  Except with respect to any Raw Materials agreed to be procured by Pharmacyclics pursuant to Clause 2.6 above, Lonza shall procure all required Raw Materials as well as consumables in line with the campaign size and number of batches agreed mutually between the parties.  At Pharmacyclics’s request and upon advance payment by Pharmacyclics, Lonza shall purchase and hold up to [**] Dollars ($[**]) of Key Raw Materials to serve as safety stock.  Pharmacyclics shall be responsible for the cost of Raw Materials (i) to the extent that such Raw Materials are used in the manufacture of Batches pursuant to the terms hereof or expire, or (ii) upon termination pursuant to Section 14.  Raw Materials shall be invoiced pursuant to Section 8 [**].  For Raw Materials provided by Pharmacyclics, Lonza shall make reasonable best efforts to optimally use such Raw Materials in the course of Manufacturing.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.8
Supply Chain Optimization Plan.  The Parties agree to work together in good faith to optimize the supply chain arrangements in connection with the production and delivery of Product (including acquisition of Raw Materials and production of intermediates).  Upon completion, this Agreement shall be amended to attach such supply chain optimization plan as a new Appendix, which shall be incorporated by reference herein upon such amendment.

2.9
Standard Yield Variation.  A reasonable yield variation percentage (%) with respect to materials supplied by Pharmacyclics containing [**], specifications for which are attached at Appendix D (“[**] Materials”) shall be established after the completion of Process validation Batches, and if a yield loss during Manufacturing which is the result of a Lonza Responsibility exceeds this variation percentage, Lonza shall issue a credit memo to Pharmacyclics in an amount equal to the cost of the [**] Materials affected by this loss. The Parties anticipate that the initial yield variation shall be approximately [**] percent ([**]%), provided that the actual percentage shall be determined pursuant to this Section following completion of Process validation Batches.  Lonza may adjust the yield variation percentage on the basis of average yield over the period of [**] months immediately preceding the date of the adjustment.

[intentionally blank below]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[**]

3	Project Management / Steering Committee

3.1
Project Plans.  With respect to a new project to be governed by this Agreement, a new Project Plan shall be added by agreement in a writing signed and dated by the Parties and appended to Appendix A.  Each such subsequent Project Plan shall include a description of the Manufacturing and/or any additional services to be provided, the Product to be Manufactured, Specifications, a schedule for completion of the Project Plan, pricing details, and such other information as is necessary for the work to be performed under the Project Plan.  In the event of a conflict between the terms of a Project Plan and this Agreement, the terms of this Agreement will govern.

3.2	Project Management. With respect to each Project Plan, each Party will appoint a project manager who will be responsible for overseeing the Project Plan.

3.3
Steering Committee.  Each Party shall name a mutually agreed upon equivalent number of representatives for the Steering Committee, which shall meet up to [**] times per calendar year, or as otherwise mutually agreed by the Parties.  In the event that a Steering Committee dispute cannot be resolved, such dispute shall be escalated to a senior executive of each of Pharmacyclics and Lonza.  If such executives cannot resolve the dispute, either Party may pursue a resolution through a court action in accordance with Section 16.4 below.  The primary function of the Steering Committee is to ensure the ongoing communication between the Parties and resolve any issues arising under this Agreement.  In addition to the primary function described above, the Steering Committee shall also undertake the following responsibilities:

•	Discuss and seek resolution of issues relating to management of Manufacturing;

•	Agree to and monitor deadlines and milestones for the Manufacturing;

•	Discuss and recommend any changes to the Manufacturing (although such changes will not take effect until incorporated herein and made a part hereof by written amendment signed by both Parties).

The Parties will use commercially reasonable efforts to ensure that their representatives attend each meeting and discuss events in good faith with the aim of furthering and successfully concluding the Manufacturing to be performed under this Agreement.

3.4
Person in Plant.  Pharmacyclics shall be permitted to have [**] employee(s) at the Facility as reasonably requested by Pharmacyclics, at any time during Manufacturing for the purpose of observing, reporting on, and consulting as to the performance of the services hereunder.  Pharmacyclics shall provide Lonza with reasonable advance notice of any such request which notice shall include the number of people to be present, the duration, and the purpose of the observation.  Lonza shall not unreasonably deny such a request.  Pharmacyclics shall minimize any potential interruption to Lonza’s business operations and any costs incurred by Lonza as a result thereof shall be passed through to Pharmacyclics following good faith discussion thereof.  Any such information or advice provided by such employee(s) of Pharmacyclics, and Lonza’s decision to accept or reject any such information or advice, shall not after any of Lonza’s rights or obligations under this Agreement, unless such information or advice is implemented pursuant to the Quality Agreement or as an amendment to or otherwise in accordance with this Agreement, in which case any rights and obligations pertaining to the implementation of such information or advice shall be governed by the Quality Agreement or this Agreement, as applicable, without regard to this provision. Such employee(s) shall be subject to and agree to abide by confidentiality obligations to Third Parties and Lonza’s customary practices and operating procedures regarding persons in plant, and such employee agrees to comply with all instructions of Lonza’s employees at the Facility.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4	Quality

4.1
Responsibility for quality assurance and quality control of Product shall be allocated between Pharmacyclics and Lonza as set forth in the Quality Agreement and in Lonza standard operating procedures.  If there is a conflict between the terms and conditions of this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall prevail.  In case the Quality Agreement is not in place at the Effective Date, Lonza and Pharmacyclics commit to enter into the Quality Agreement in a timely manner, but in no event later than the commencement of Manufacturing.

4.2
In the event that the Quality Agreement is executed after the Effective Date of this Agreement and additional costs are incurred by Lonza because of the contents mutually agreed in the Quality Agreement, the price of Product shall be adapted accordingly.

4.3
Lonza grants to Pharmacyclics a right to audit the relevant portions of the Facility, as well as the documentation generated in connection with the manufacture and testing of Products.  Such audit shall not exceed [**] days and will take place no more than [**], during regular business hours and upon no less than [**] prior written notice; provided, however, that Pharmacyclics will be entitled to perform additional audits with a shorter notice period in the event of complaints, for cause manufacturing problems or other enquiries by regulatory authorities.  Pharmacyclics will discuss the results of any audit with Lonza.

4.4	Provisions regarding inspections by Regulatory Authorities shall be set out in the Quality Agreement.

5	Insurance

5.1
Each Party shall, during the Term and for [**] years after delivery of the last Product manufactured or services provided under this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company, comprehensive general liability insurance including, but not limited to, contractual liability coverage and product liability coverage in the amount of at least [**] Swiss Francs per claim.  Each Party shall provide the respective other Party with a certificate of such insurance upon reasonable request.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6	Forecasting, Ordering and Cancellation

6.1	[**]

6.2
Where Pharmacyclics orders a quantity of Product in excess of the quantity specified in the Binding Forecast Schedule, Lonza shall use commercially reasonable efforts to fill the excess quantity of such order, but is under no obligation to do so.

6.3
The Purchase Order shall set out any necessary information, which shall include but not be limited to, the quantity of Product required, quality standard, the requested date for delivery and the delivery address.

6.4
Binding Purchase Orders shall be submitted by Pharmacyclics to Lonza pursuant to Section 6.1.  Lonza shall confirm the delivery date(s) and quantity of Product to be delivered as set out in each Purchase Order within [**] business days of receipt from Pharmacyclics.  Upon confirmation, each Purchase Order will be regarded by the Parties as a binding commitment by Lonza to Manufacture and to deliver to Pharmacyclics the relevant quantity of Product according to the requirements set out in such Purchase Order and shall not be cancellable, but subject to the next sentence, can be rescheduled without penalty.  Lonza agrees to use commercially reasonable efforts to accommodate rescheduling requests, subject to available capacity.

6.5
Pharmacyclics shall purchase from Lonza [**] percent ([**]%) of Pharmacyclics’ global requirements of Product in each calendar year for the first [**] years following the First Approval Date (the “Initial Commercial Period”).  Thereafter, Pharmacyclics shall purchase [**] percent ([**]%) of its ex-U.S. requirements of Product from Lonza each calendar year for the remainder of the Term, provided that the minimum purchase requirement set forth in this sentence (the “Minimum Quantity”) may be reduced to [**] percent ([**]%) under the terms and conditions of Section 6.6 below.  [**].  If in any calendar year, Pharmacyclics fails to order the Minimum Quantity of Product required under this Section 6.5, Lonza may invoice Pharmacyclics for such quantities required to be ordered [**] days prior to the end of such calendar year.  Pharmacyclics agrees to pay for such quantities not ordered by Pharmacyclics below the Minimum Quantity of Product required to be ordered hereunder during such calendar year.  The Parties agree that Pharmacyclics may satisfy the Minimum Quantity requirement of this Section 6.5 by [**]. For the avoidance of doubt, in the event the quantities of Product purchased from Lonza by Pharmacyclics under this Agreement together with the quantities of Product purchased from Lonza by Pharmacyclics GmbH under the Pharmacyclics GmbH Agreement in a calendar year total less than the Minimum Quantity, the obligation of Pharmacyclics to pay for difference in accordance with this Section 6.5 may be satisfied by [**].

6.6	[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.7
Pharmacyclics agrees to accept quantities of Product arising from a manufacturing campaign up to a maximum of [**] percent ([**]%) above or below the Binding Purchase Order.  All Product will be invoiced according to the per kg price as outlined in the Pricing Schedule attached as Appendix E.  The Purchase Order shall be fulfilled if at least [**] percent ([**]%) of the target quantity is delivered.

7	Delivery and Acceptance

7.1
Delivery.  All Product and samples shall be delivered [**] (as defined by Incoterms® 2010) the Facility.  As applicable, Lonza shall deliver to Pharmacyclics the Certificate of Analysis, the Certificate of Compliance and such other documentation as is reasonably required to meet all applicable regulatory requirements (including cGMP) of the relevant governmental authorities not later than the date of delivery of cGMP Batches (the “Release”). [**].

7.2
Storage.  Pharmacyclics shall arrange for shipment and take delivery of any Batch of Product from the Facility, at Pharmacyclics’s expense, upon Release of such Batch of Product or pay applicable storage costs on a bill and hold basis for such Batch(es) after [**] days at a rate of [**] Dollars per pallet per day.

7.3	Acceptance/Refection of Product.

7.3.1
After delivery of Product in accordance with Clause 7.1, Pharmacyclics shall diligently examine the Product.  Notice of all claims (time being of the essence) arising out of visible damage to or total or partial loss of Product in transit shall be provided in writing to Lonza and the carrier within [**] business days (Saturdays, Sundays and Bank or other public holidays excluded) of receipt by Pharmacyclics or Pharmacyclics’ nominee.

7.3.2
Promptly following Release of cGMP Batches by Lonza, Pharmacyclics shall have the right to review the Certificate of Analysis and/or test cGMP Batches to determine compliance with the Specifications and cGMP.  Pharmacyclics shall notify Lonza in writing of any rejection of a cGMP Batch based on any claim that it fails to meet Specifications or cGMP within [**] days of the receipt of such Batch, after which time all unrejected cGMP Batches shall be deemed accepted, except in the case of any latent defect in the Product which could not have been discovered by Pharmacyclics through its testing of the Product in accordance with this Article 7 (a “Latent Defect”).  Pharmacyclics shall notify Lonza of any Latent Defect within [**] years of delivery of the affected Product.  All Product for which such a notice is not delivered during the applicable time period set forth above shall be deemed accepted by Pharmacyclics and Pharmacyclics’s right to reject such Product shall be deemed waived.

7.3.3
In the event that Lonza believes that a cGMP Batch has been incorrectly rejected, Lonza may require that Pharmacyclics provide to it cGMP Batch samples for testing.  Lonza may retain and test the samples of such cGMP Batch.  In the event of a discrepancy between Pharmacyclics’ and Lonza’s test results such that Lonza’s test results fall within relevant Specifications and/or cGMP, or there exists a dispute between the Parties over the extent to which such failure is attributable to a given Party, the Parties shall cause an independent laboratory or appropriate expert promptly to review records, test data and perform comparative tests and/or analyses on samples of the Product that allegedly fails to conform to cGMP and/or Specifications. Such independent laboratory or expert shall be mutually agreed upon by the Parties.  The independent laboratory’s or expert’s results shall be in writing and shall be final and binding save for manifest error.  Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the independent laboratory or expert rules.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.3.4
Lonza shall replace any cGMP Batch that failed to conform with the Specifications (a “Failed Batch”), in the event that it is determined (by the Parties or the independent laboratory or expert pursuant to this Section 7) that such failure was solely due to Lonza’s material breach of its obligations hereunder, negligence or intentional misconduct (“Lonza Responsibility”).  Such replacement shall be made as promptly as practicable.  Where possible, such replacement Batch shall be manufactured with the next scheduled cGMP Batch or Manufacturing campaign.  Pharmacyclics acknowledges and agrees that its sole remedy with respect to a Failed Batch that is a Lonza Responsibility is as set forth in this Clause 7.3.4, and in furtherance thereof, Pharmacyclics hereby waives all other remedies at law or in equity regarding the Failed Batch.

8	Price and Payment

8.1
Pricing for the Product and any services provided by Lonza shall be as set out in the Pricing Schedule attached as Appendix E hereto, which shall be effective on the Effective Date.  Pricing is determined by the campaign size agreed by the Parties pursuant to Article 6 and, for the avoidance of doubt, is not dependent on the quantity of Product ordered in any particular Purchase Order.  Pharmacyclics shall be responsible for additional costs arising out of changes to the Process requested by Pharmacyclics and all additional services provided by Lonza not included in Manufacturing prices quoted in the Pricing Schedule, such as quality assurance, quality control, and research and development services.  Any such additional services and costs shall be set forth in a Project Plan to be mutually agreed upon by the Parties,

8.2	[**]

8.3
Unless otherwise specified in a Project Plan, invoices for payment of Batches ordered under each Purchase Order shall be issued as follows: (a) [**] percent ([**]%) of the value of the Purchase Order shall be invoiced upon confirmation of the Purchase Order by Lonza and (b) [**] percent ([**]%) of the value of the lot released pursuant to the Purchase Order shall be invoiced upon the earlier of (i) [**] days following Lonza’s Release or (ii) release of Product by Pharmacyclics; provided, that Lonza shall invoice costs for ordering any additional Raw Materials pursuant to Clause 2.7 upon request by Pharmacyclics for placement of such an order. All invoices are strictly net and payment must be made within [**] days of the date of invoice.  Payment shall be made without deduction, deferment, set-off, lien or counterclaim, except with respect to the [**] percent ([**]%) pre-payment made upon confirmation of the Purchase Order as provided above.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.4
In the event of a default of payment of any undisputed invoice on the due date, interest shall accrue on any amount overdue at the rate of [**] percent ([**]%) per month above the monthly London Interbank Offered Rate (LIBOR), or the maximum interest rate allowable by law, whichever is lower, such interest to accrue on a day to day basis until full payment; and Lonza shall, at its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend provision of services and Manufacturing and delivery of Product until all overdue amounts have been paid in full including interest for late payments.

8.5	Price adjustments

(a)
In each event of Pharmacyclics-approved changes to the Process, Manufacturing, or services, or changes to assumptions related to any of the foregoing, Lonza may adjust the applicable Product or service price after discussion with and the consent of Pharmacyclics.  [**]

(b)
[**] per calendar year, Lonza may adjust the price of Product services in accordance with [**] increase for the immediately preceding calendar year.  The new price reflecting such adjustment shall be effective for any Batch or services, as the case may be, for which the commencement date of Manufacturing or commencement of the applicable stage of services, as applicable, is on or after the date of Lonza’s notice to Pharmacyclics of such price adjustment.

(c)	[**]

(d)	[**]

9             Capital Equipment.  To the extent any Capital Equipment is required for performance of the services hereunder, the Parties shall execute a Project Plan contemplating the acquisition, payment, maintenance, use and disposition of such equipment.

10	Intellectual Property

10.1
Except as expressly otherwise provided herein, neither Party will, as a result of this Agreement, acquire any right, title, or interest in any Background Intellectual Property of the other Party and, except as provided below, ownership of any Intellectual Property that is developed, conceived, invented, first reduced to practice or made in connection with the performance of the Manufacturing shall follow inventorship as determined under Applicable Laws.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.2
Subject to Clause 10.3, Pharmacyclics shall own all right, title, and interest in and to any and all Intellectual Property that Lonza and/or its Affiliates, the External Laboratories or other contractors or agents of Lonza develops, conceives, invents, first reduces to practice or makes, solely or jointly with Pharmacyclics or others, that is solely a development of or improvement to Pharmacyclics Information, the Product, the Process, and/or Pharmacyclics Background Intellectual Property (collectively, the “New Pharmacyclics Intellectual Property”). For avoidance of doubt, “New Pharmacyclics Intellectual Property” shall include any material, processes or other items that solely embody, or that solely are claimed or covered by, any of the foregoing Intellectual Property, but excluding any New General Application Intellectual Property,

10.3
Notwithstanding Clause 10.2, and subject to the license granted in Clause 10.5, Lonza shall own all right, title and interest in Intellectual Property that Lonza and/or its Affiliates, the External Laboratories or other contractors or agents of Lonza, solely or jointly with Pharmacyclics, develops, conceives, invents, or first reduces to practice or makes in the course of performance of the Manufacturing that (i) is generally applicable to the development or manufacture of chemical or biological products or product components or (ii) is an improvement of, or direct derivative of, any Lonza Background Intellectual Property or Confidential Information of Lonza (“New General Application Intellectual Property”). For avoidance of doubt, “New General Application Intellectual Property” shall include any material, processes or other items that embody, or that are claimed or covered by, any of the foregoing Intellectual Property, but excluding any New Pharmacyclics Intellectual Property.

10.4
Subject to Pharmacyclics’s compliance with the terms and conditions set forth herein (including the payment of the Price as required above), Lonza hereby assigns to Pharmacyclics all of its right, title and interest in any New Pharmacyclics Intellectual Property.  Lonza shall promptly disclose to Pharmacyclics in writing all New Pharmacyclics Intellectual Property.  Lonza shall execute, and shall require its personnel as well as its Affiliates, External Laboratories or other contractors or agents and their personnel involved in the performance of the Manufacturing to execute, any documents reasonably required to perfect Pharmacyclics’s ownership of the New Pharmacyclics Intellectual Property, and any documents required to apply for, maintain and enforce any patent or other right in the New Pharmacyclics Intellectual Property,

10.5
Subject to Pharmacyclics’s compliance with the terms and conditions set forth herein (including the payment of the Price as required above), Lonza hereby grants to Pharmacyclics a [**] license, including [**], under the New General Application Intellectual Property, [**] the Product manufactured under this Agreement.

10.6
Pharmacyclics hereby grants Lonza the [**] to use the Pharmacyclics Information and/or Pharmacyclics Background Intellectual Property during the Term solely for the purpose of fulfilling its obligations under this Agreement.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.7
Pharmacyclics will have an [**] approved by Lonza in writing (such approval not to be unreasonably withheld or delayed), during or after the Term; provided, however, to the extent such [**]. Up to the execution of the first engineering batch but in any event for a period no longer than [**] months after termination of this Agreement, Lonza shall provide reasonably necessary documents, samples, Process-related know-how and other information, to complete such technology transfer and, in return, Pharmacyclics shall reimburse Lonza for any costs based on the full-time employee rate applicable at the date of the technology transfer incurred regarding such support, including all associated travel and accommodation costs incurred by Lonza.

11	Warranties

11.1	Lonza warrants that:

(a)	the Manufacturing and all services provided hereunder shall be performed in accordance with all Applicable Laws;

(b)	except with respect to development services and Engineering Batches, the Manufacture of Product shall be performed in accordance with cGMP and will meet the Specifications at the date of delivery;

(c)	it or its Affiliate holds all necessary permits, approvals, consents and licenses to enable it to perform the Manufacturing at the Facility;

(d)
to the best of its knowledge and belief, as of the Effective Date, Lonza has all the rights necessary in and to all Lonza Background intellectual Property to permit it to perform the Manufacturing under this Agreement without infringing the Intellectual Property rights of any Third Party found valid and enforceable by a final decision of a court of competent jurisdiction from which no appeal was or can be taken;

(e)	it has the necessary corporate authorizations to enter into and perform this Agreement;

(f)
Lonza will promptly notify Pharmacyclics in writing if it receives or is notified of a formal written claim from a Third Party that Lonza materials, Confidential Information of Lonza and/or Lonza Background intellectual Property or that the use by Lonza thereof for the provision of the Manufacturing infringes any Intellectual Property or other rights of any Third Party.

11.2	Pharmacyclics warrants that:

(a)
to the best of its knowledge and belief, as of the Effective Date, Pharmacyclics has all the rights necessary to permit Lonza to perform the Manufacturing and any services hereunder without infringing the Intellectual Property rights of any Third Party found valid and enforceable by a final decision of a court of competent jurisdiction from which no appeal was or can be taken, and the performance of the Manufacturing and services shall not infringe any such Third Party Intellectual Property rights;

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)
Pharmacyclics will promptly notify Lonza in writing if it receives or is notified of a foal written claim from a Third Party that Pharmacyclics Information and/or Pharmacyclics Intellectual Property or that the use by Lonza thereof for the provision of the Manufacturing infringes any Intellectual Property or other rights of any Third Party;

(c)	Pharmacyclics has the necessary corporate authorizations to enter into this Agreement.

11.3
Covenant regarding Intellectual Property Rights.  Each Party covenants and agrees to notify the other Party immediately upon discovery of facts which could result in a Third Party claim of infringement of Intellectual Property rights as a result of performance of the Manufacturing hereunder.

11.4
Disclaimer:  THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, AND ALL OTHER WARRANTIES, BOTH EXPRESS AND IMPLIED, ARE EXPRESSLY DISCLAIMED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12   Indemnification and Liability

12.1
Indemnification by Lonza.  Lonza shall indemnify Pharmacyclics, its Affiliates, and their respective officers, employees and agents for any loss, damage, costs and expenses (including reasonable attorney fees) that such Pharmacyclics indemnitees may suffer as a result of any Third Party claim arising directly out of any material breach of the warranties given by Lonza in Clause 11.1 above except to the extent that such claims resulted from the negligence, intentional misconduct or breach of this Agreement by any of such Pharmacyclics indemnitees.

12.2
Indemnification by Pharmacyclics.  Pharmacyclics shall indemnify Lonza, its Affiliates, and their respective officers, employees and agents from and against any loss, damage, costs and expenses (including reasonable attorney fees) that such Lonza indemnitees may suffer as a result of any Third Party claim arising directly out of (i) any material breach of the warranties given by Pharmacyclics in Clause 11.2 above; or (ii) any claims alleging that the conduct of the Manufacturing or other services hereunder infringe any Intellectual Property rights of Third Parties; or (iii) the manufacture, use, sale, or distribution of any Product, including any claims of product liability; except, in each case, to the extent that such claims resulted from the negligence, intentional misconduct or breach of this Agreement by any of such Lonza indemnitees.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.3
Indemnification Procedure.  If the Party to be indemnified intends to claim indemnification under this Clause 12, it shall promptly notify the indemnifying Party in writing of such claim, provided that the indemnified Party shall give written notice to the indemnifying Party within [**] business days of the indemnified Party’s knowledge of the third party claim giving rise to an indemnity obligation, further provided that a delay in providing such notice will not relieve the indemnifying Party of its indemnification obligations hereunder unless the indemnifying Party has been materially prejudiced by such delay. Unless the indemnifying Party is contesting the indemnity obligation, the indemnifying Party shall have the right to control any litigation relating to such claim, including without limitation control over the retention of counsel and control over the settlement or other disposition of any such claim, provided that the indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the defense, settlement or disposition of such claim as the defense, settlement or disposition relates to any indemnitee; provided, however, that any indemnitee shall have the right to retain its own counsel at its own expense. The indemnitee, its employees and agents, shall reasonably cooperate with the indemnifying Parry in the investigation of any liability covered by this Clause 12.  If the indemnifying Party fails to defend the claim within a reasonable time, the indemnified Party may assume the defense thereof, and the indemnifying Party will reimburse the indemnified Party for all expenses incurred in connection with such defense (including reasonable attorney’s fees, settlement payments, and payments of judgments) until the indemnifying Party assumes such defense.  All rights of the indemnitee against any Third Party with respect to which a claim of indemnity was paid hereunder shall be subrogated to the indemnifying Party.

12.4
Disclaimer of Consequential Damages.  In no event shall either Party be liable to the other Party for incidental, indirect, special, punitive or consequential damages, lost profits or lost revenues arising from or related to any claim of breach of this Agreement.

12.5
Limitation of Liability.  Each Party’s liability to the other Party for any claim of breach or otherwise arising out of a Party’s obligations under this Agreement shall in no event exceed, in the aggregate, the total amounts received from Pharmacyclics during the [**]-month period preceding the claim for damages (the “Cap”).

12.6
Exceptions to Disclaimer of Consequential Damages and Limitation of Liability.  The Cap shall not apply to any liability arising from (I) any obligation of indemnification provided in Clause 12.1 or 12.2 above or at law or in equity, or (II) or any cause of action arising from the non-claiming Party’s fraud, negligence or intentional misconduct.  The disclaimer of consequential damages in Clause 12.4 above shall not apply to any liability arising from (I) any obligation of indemnification provided in Clause 12.1 or 12.2 above or at law or in equity, or (II) any cause of action arising from the non-claiming Party’s fraud, gross negligence, or intentional misconduct.

13   Confidentiality

13.1
A Party receiving Confidential Information (the “Receiving Party”) agrees to take all commercially reasonable steps to maintain secrecy and avoid unauthorized disclosure of any and all Confidential Information received during the Term from or on behalf of the other Party (the “Disclosing Party”) using at least the same level of measures as the Receiving Party uses to protect its own Confidential Information of like value, but in any case at least commercially reasonable and customary efforts.  Confidential Information shall include information disclosed in any form including but not limited to in writing, orally, graphically or in electronic or other form to the Receiving Party, observed by the Receiving Party or its employees, agents, consultants, or representatives, or otherwise learned by the Receiving Party under this Agreement, which the Receiving Party knows or reasonably should know is confidential or proprietary.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.2
Notwithstanding the foregoing, Receiving Party may disclose to any courts and/or other authorities Confidential Information the disclosure of which is or will be required pursuant to applicable governmental or administrative or public law, rule, regulation or order.  In such case the Party that received the Confidential Information will, to the extent legally permitted, inform the other Party promptly in writing and cooperate with the Disclosing Party in seeking to minimize the extent of Confidential Information which is required to be disclosed to the courts and/or authorities.

13.3	The obligations of non-disclosure and non-use under this Agreement do not apply to Confidential Information, which:

(a)	at the time of disclosure was publicly available; or

(b)	is or becomes publicly available other than as a result of a breach of this Agreement by the Receiving Party; or

(c)
as the Receiving Party can establish by competent proof, was rightfully in its possession at the time of disclosure by the Disclosing Party and had not been received from or on behalf of Disclosing Party; or

(d)	is supplied to a Party by a Third Party which was not in breach of an obligation of confidentiality to Disclosing Party or any oter Third Party; or

(e)	is developed by the Receiving Party independently from and without use of the Confidential Information, as evidenced by contemporaneous written records.

13.4
The Receiving Party may use Confidential Information only for the purposes of this Agreement and will not make any use of the Confidential Information for its own separate benefit or the benefit of any Third Party including, without limitation, with respect to research or product development or any reverse engineering or similar testing.  The Receiving Party agrees to return or destroy promptly (and certify such destruction) on Disclosing Party’s request all written or tangible Confidential Information of the Disclosing Party, except that one copy of such Confidential Information may be kept by the Receiving Party in its confidential files for record keeping purposes only.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.5
Each Party will restrict the disclosure of Confidential Information to such officers, employees, consultants and representatives of itself and its Affiliates who have been informed of the confidential nature of the Confidential Information and who have a need to know such Confidential Information for the purpose of this Agreement.  Prior to disclosure to such persons, the Receiving Party shall bind its and its Affiliates’ officers, employees, consultants and representatives to confidentiality and non-use obligations no less stringent than those set forth herein.  The Receiving Party shall notify the Disclosing Party as promptly as practicable of any unauthorized use or disclosure of the Confidential Information.

13.6
The Receiving Party shall at any time be fully liable for any and all breaches of the confidentiality obligations in this Clause 13 by any of its Affiliates or the employees, consultants and representatives of itself or its Affiliates.

13.7
Each Party hereto expressly agrees that any breach or threatened breach of the undertakings of confidentiality provided under this Clause 13 by a Party may cause irreparable harm to the other Party and that money damages may not provide a sufficient remedy to the non-breaching Party for any breach or threatened breach.  In the event of any breach and/or threatened breach, then, in addition to all other remedies available at law or in equity, the non-breaching Party shall be entitled to seek injunctive relief and any other relief deemed appropriate by the non-breaching Party.

14	Term and Termination

14.1
Term.  The initial period of this Agreement is for [**] years commencing on the Effective Date unless terminated earlier as provided in this Article 14 (the “Term”).  Upon the expiration of the Term or any extension thereof, this Agreement shall automatically be extended for an additional [**] year period (each, an “Extension Term”) unless terminated as provided in this Article 14.

Notwithstanding the foregoing, each Project Plan may have separate term and termination provisions so long as the term of any Project Plan does not extend beyond the Term.

14.2	Termination. This Agreement may be terminated as follows;

14.2.1
by either Party if the other Party breaches a material provision of this Agreement and fails to cure such breach to the reasonable satisfaction of the non-breaching Party within [**] days following written notification of such breach from the non-breaching Party to the breaching Party, provided however, that such [**] days period shall be extended as agreed by the Parties if the identified breach is incapable of cure within [**] days and if the breaching Party provides a plan and timeline to cure the breach, promptly commences efforts to cure the breach and diligently prosecutes such cure (it being understood that this extended period shall be unavailable for any breach regarding non-payment);

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.2.2
by Pharmacyclics upon [**] days’ prior written notice to Lonza if Pharmacyclics receives notice that the approvals issued by FDA and EMA for the production or sale of Product manufactured hereunder or the clinical trials for which Product is being produced hereunder have been or will be suspended or terminated by the FDA and EMA.

14.2.3
by either Party, immediately, if the other Party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, or files or has filed against it, a petition in bankruptcy or has a receiver appointed for a substantial part of its assets.

14.2.4	[**]

14.2.5	[**]

For clarity, all obligations of each Party under this Agreement shall remain in full force and effect during any termination notice period.

14.3
Consequences of Termination.  In the event of termination hereunder, Lonza shall be compensated for (i) all Manufacturing and other services performed up to the date of termination, including in respect of any Product in-process; and (ii) all costs incurred through the date of termination, including all non-cancellable fees for Raw Materials or otherwise.

14.4
Survival.  The rights and obligations of each Party which by their nature survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement, including Clauses 6 and 10-16 (to the extent relevant).

15	Force Majeure

15.1
If Lonza is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and gives written notice thereof to Pharmacyclics specifying the matters constituting Force Majeure together with such evidence as Lonza reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, Lonza shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue. Provided that, if such Force Majeure persists for a period of [**] months or more, Pharmacyclics may terminate this Agreement by serving written notice to Lonza.

15.2
“Force Majeure” shall be deemed to include any reason or cause beyond Lonza’s reasonable control affecting the performance by Lonza of the Agreement, including, but not limited to, any use arising from or attributable to acts of God, strike, lockouts, labor troubles, restrictive governmental orders or decrees, riots, insurrection, war, terrorists acts, or the inability of Lonza to obtain any energy source, equipment, labor or transportation, at prices and on terms deemed by Lonza to be reasonably practicable, from Lonza’s usual sources of supply. In the event of a Force Majeure due to the nationalization of Lonza’s Facility, and if Lonza and Pharmacyclics agree to (i) relocate and re-establish the Process at another facility of Lonza and (ii) a reasonable adjustment of pricing of the Product to be Manufactured at the new facility, then Lonza shall be solely responsible for the costs of re-establishing the Process at the new facility, including any stability testing costs, and Pharmacyclics shall bear all costs associated with obtaining any Regulatory Authority approval required for the Manufacturing of Product at the new facility.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16   Miscellaneous

16.1
Severability.  If any provision hereof is or becomes at any time illegal, invalid or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions hereof shall in any way be affected or impaired thereby.  The Parties hereto undertake to substitute any illegal, invalid or unenforceable provision by a provision which is as far as possible commercially equivalent considering the legal interests and the Purpose.

16.2
Amendments/Assignment.  Modifications and/or amendments of this Agreement must be in writing and signed by the Parties.  Lonza shall be entitled to instruct one of more of its Affiliates to perform any of Lonza’s obligations contained in this Agreement, but Lonza shall remain fully responsible in respect of those obligations.  Subject thereto, neither Party may assign or delegate any rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, provided, however that either Party may assign this Agreement to (i) any Affiliate or (ii) any third party in connection with the sale or transfer (by whatever method) of all or substantially all of the assets of the Party’s business related to the subject matter of this Agreement.  For purposes of this Clause 16.2, the terms “assign” and “assignment” shall include, without limitation (i) the sale of 50% or more of the outstanding stock of such Party to an Affiliate of such Party or an unrelated entity or natural person, (ii) the sale or transfer or other assignment of all or substantially all of the assets of the Party or the line of business or Product to which this Agreement relates, and (iii) a merger, consolidation, acquisition or other form of business combination.  Any purported assignment without a required consent shall be void.  No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

16.3
Notice.  All notices must be written and sent to the address of the Party first set forth above.  All notices must be given (a) by personal delivery, with receipt acknowledged, (b) by facsimile followed by hard copy delivered by the methods under (c) or (d), (c) by prepaid certified or registered mail, return receipt requested, or (d) by prepaid recognized next business day delivery service.  Notices will be effective upon receipt or at a later date stated in the notice.

16.4
Governing Law/Jurisdiction.  This Agreement is governed in all respects by the laws of the State of Delaware, without regard to its conflicts of laws principles.  The Parties agree to submit to the jurisdiction of the state and Federal courts situated in the State of Delaware.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

16.5
Entire Agreement.  This Agreement contains the entire agreement between the Parties as to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect to the subject matter hereof.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.  Each Party acknowledges that an original signature or a copy thereof transmitted by facsimile or by .pdf shall constitute an original signature for purposes of this Agreement.

[remainder of page intentionally left blank]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Commercial Manufacturing Agreement to be executed by its duly authorized representative effective as of the date written above.

LONZA SALES LTD

By:	/s/ Syedti Husain
	Name:	Syedti Husain
	Title:	Head of Sales and BD

By:	/s/ Rachel Corder
	Name:	Rachel Corder
	Title:	Senior Legal Counsel

PHARMACYCLICS, INC.

By:	/s/ Robert W. Duggan
	Name:	Robert W. Duggan
	Title:	Chief Executive Officer and Chairman

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX A
Project Plan A - 1

[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX B
Quality Agreement

[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX C

Specifications

[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX D

Raw Materials Specifications

[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX E

Pricing Schedule

[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.